EXHIBIT 26

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 8/13/26 to 8/31/26, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
8/13/2026	Sell	190,526	15.82
8/14/2026	Sell	45,050	15.51
8/17/2026	Sell	68,259	15.44
8/18/2026	Sell	104,309	15.26
8/19/2026	Sell	69,761	15.23
8/20/2026	Sell	30,239	15.14
8/24/2026	Sell	66,500	15.34
8/25/2026	Sell	33,500	15.41
8/26/2026	Sell	78,371	15.56
8/27/2026	Sell	92,174	15.52
8/28/2026	Sell	174,103	15.43
8/31/2026	Sell	129,839	15.38